Exhibit 99.3

Symetryx Letter to Issuer’s Board of Directors, dated September 29, 2023,

demanding a Special Meeting of Shareholders to remove and replace Directors.

Symetryx Corporation

September 29, 2023

Check-Cap Ltd.

29 Abba Hushi Avenue, P.O. Box 1271
Isfiya 3009000, Israel

Attention: The Board of Directors of Check-Cap Ltd.; Mr. Steven Hanley, Chairman of the Board of Directors; Mr. Alex Ovadia, CEO; Ms. Mira Rosenzweig, CFO.

Via Courier and E-mail: alex.ovadia@check-cap.com; mira.rosenzweig@check-cap.com

Re:	Special General Meeting – Section 63(b)(2) of the Companies Law Demand

The undersigned, Symetryx Corporation (“Symetryx” or “we” or the “Proposing Shareholder”), write to you as follows:

1.	As of the date hereof, Symetryx holds 300,864 ordinary shares, nominal value NIS 48.00 per share (“Ordinary Shares” or “Shares”) of Check-Cap Ltd. (the “Company” or “you”). A confirmation of Symetryx’s ownership of the Shares is attached hereto as Exhibit A-1. The name, address, certificate of incorporation, telephone number, fax number, email address, and names of controllers and managers of Symetryx are set forth in Exhibit A-2 hereto.

2.	Based on the above and the information appearing in the 6-K submitted by the Company to the U.S. Securities and Exchange Commission (the “SEC”) on August 4, 2023, Symetryx holds approximately 5.1% of the voting rights of the Company as of September 21, 2023.

3.	Pursuant to Section 63(b)(2) of the Companies Law, 5759-1999 (the “Companies Law”), and pursuant to article 26 to the Company’s Amended and Restated Articles of Association (the “Articles”), we hereby demand that the Company’s board of directors (the “Board”) call a Special General Meeting of the Shareholders of the Company, immediately, and no later than October 18, 2023, and hold it no later than 35 days after the calling of such meeting, as required by the Companies Law (including any adjournments thereof, the “Meeting”; and the date and time of the Meeting, the “Meeting Date”).

4.	The agenda of the Meeting shall include resolutions in accordance with article 40 of the Company’s Articles as follows: (i) to dismiss all five (5) current members of the Board and to appoint in their stead five (5) director nominees as proposed by Symetryx (the “Director Nominees”); and (ii) to approve the entry into indemnification and exculpation agreements and provide directors’ and officers’ liability insurance coverage to the Director Nominees as currently provided to the current directors of the Company, all as specifically detailed in Exhibit B attached hereto (the “Proposed Resolutions”). For the sake of clarity, we hereby represent that we intend to appear in person or by proxy at the Meeting.

5.	The requisite majority for approval of each of the Proposed Resolutions is the majority of voting power present and voting at the Meeting, in person or by proxy.

6.	The quorum required for the Meeting is as set forth in Article 28 of the Company’s Articles of Association. Consistent with Article 28 and the Company’s past practice, if within half an hour from the Meeting Date such quorum is not present, the adjourned Meeting shall be adjourned to the same day, in the following week, at the same hour and at the same place.

7.	In addition, we hereby: (i) attach as Exhibit C, declarations of the Director Nominees as required under the Companies Law; (ii) attach as Exhibit D, director’s questionnaires pertaining to the Director Nominees’ qualifications and information with respect to the U.S. federal securities laws and Nasdaq corporate governance requirements, and the Director Nominees consents; (iii) attach as Exhibit E a declaration of Symetryx and each Director Nominee regarding all arrangements or relations or understandings between Symetryx and the Director Nominee; and (iv) attach as Exhibit F a declaration by the Proposing Shareholder on any Derivative Transactions (as defined in the Articles) during the previous twelve (12) month period.

8.	The Company shall not make any changes, edits or additions to the Proposed Resolutions and they shall be brought to the approval of the shareholders “as is” (including, without limitation, in the order thereof detailed in Exhibit B). Any such deviation shall be in violation of the Companies Law and the regulations promulgated thereunder.

9.	In support of the Proposed Resolutions, a position statement is attached hereto as Exhibit G (the “Position Statement”). The Company shall not make any changes, edits or additions to the Position Statement and it shall be sent to the shareholders “as is”. Any such deviation shall be in violation of the Companies Law and the regulations promulgated thereunder. For the reasons set forth in the Position Statement, we believe that the Proposed Resolutions are in the best interests of the Company and its shareholders.

10.	We confirm that all of the information that is required under the Companies Law and any other applicable law and stock exchange rules and regulations to be provided to the Company in connection with the Proposed Resolutions, if any, has been provided to the Company.

11.	If the Company believe there are any missing details or documents which are required under the Companies law or the Articles, the Company is requested to send its request at least seven (7) days before the last date to file a proxy statement, as determined in section 63(c) of the Companies Law.

12.	We demand that a Report of Foreign Private Issuer on Form 6-K pertaining to our request that you convene the Meeting will be furnished immediately to the SEC. Kindly note that according to procedure הפ (ת”א) 62111-11-20, the Company’s board has no discretion in the decision to convene a shareholders’ meeting due to a shareholder demand. If the Company will not fulfil our demand, we will be obligated to request the court to convene a general meeting as is our right.

13.	We also demand that you provide us with drafts of the notice and proxy statement, form of proxy card and form of voting instruction card for the Meeting that you intend to submit to the SEC for our review and comment in ample time before you submit the same to the SEC, and, in any event, at least five (5) business days prior thereto.

14.	We hereby further demand that until the time of the Meeting, the Company will not take any action not in the ordinary course of business.

15.	This letter is sent without prejudice and shall not be construed to prejudice any of our claims, rights, arguments, demands, grounds and/or remedies under any contract, the Articles and/or any law.

Sincerely,

Symetryx Corporation

/s/ Aleta Shiff
By:	Aleta Shiff
Title:	Secretary.

Exhibit B

PROPOSED RESOLUTIONS

PROPOSAL 1

To dismiss ALL OF THE COMPANY’S DIRECTORS FROM OFFICE AND TO APPOINT NEW DIRECTORS IN EACH OF THEIR PLACE, AND to approve THEIR COMPENSATION

The Articles of Association (the “Articles”) of Check-Cap Ltd. (the “Company”) provide that the Company shall have at least four (4) and not more than eleven (11) directors.

The Company’s board of directors (the “Board”) currently consists of five (5) directors.

In accordance with Articles 26 and 40 of the Articles and under Section 63(b)(2) of the Israeli Companies Law, 5759-1999 (the “Companies Law”), we propose to dismiss all members of the Board from office effective immediately: Mr. Steven Hanley; Ms. Clara Ezed; Dr. Mary Jo Gorman; Mr. XiangQian (XQ) Lin; Mr. Yuval Yanai; (the “Dismissed Directors”), and, to appoint the following five (5) new directors to replace the Dismissed Directors as specified below, each to serve until the Company’s next general annual meeting of shareholders: Idan Ben Shitrit, Avital Shafran, Jordan Lipton, William Vozzolo and Lilian Malczewski (the “New Director Nominees”).

All of the New Director Nominees have declared their ability to be appointed as independent directors.

The New Director Nominees, whose professional backgrounds are provided below, have each advised the Company that they are willing, able and ready to serve as directors if appointed. Additionally, in accordance with the Companies Law, each of the New Director Nominees has certified to the Company that they meet all the requirements of the Companies Law for appointment as a director of a public company, they possess the necessary qualifications and have sufficient time to fulfill their duties as directors of the Company, taking into account the size and needs of the Company.

If appointed to replace each of the Dismissed Directors and subject to the approval of proposal 2 of this Proxy Statement, each of the New Director Nominees, will benefit from the indemnification and exculpation agreement, substantially in the form of those that the Company previously entered into with the Company’s members of the Board, as well as from the Company’s directors’ and officers’ liability insurance policy, as in effect from time to time.

It is recommended to adopt the following resolutions:

“RESOLVED, to dismiss Mr. Steven Hanley from the Board effective immediately and to appoint William Vozzolo in his place to serve until the next general annual meeting of shareholders, and to approve his compensation as set forth in the Proxy Statement.”

“RESOLVED, to dismiss Ms. Clara Ezed from the Board effective immediately and to appoint Avital Shafran in her place to serve until the next general annual meeting of shareholders, and to approve his compensation as set forth in the Proxy Statement.”

“RESOLVED, to dismiss Dr. Mary Jo Gorman from the Board effective immediately and to appoint Lilian Malczewski in her place to serve until the next general annual meeting of shareholders, and to approve his compensation as set forth in the Proxy Statement.”

“RESOLVED, to dismiss Mr. XiangQian (XQ) Lin from the Board effective immediately and to appoint Jordan Lipton in his place to serve until the next general annual meeting of shareholders, and to approve his compensation as set forth in the Proxy Statement.”

“RESOLVED, to dismiss Mr. Yuval Yanai from the Board effective immediately and to appoint Idan Ben Shitrit in his place to serve until the next general annual meeting of shareholders, and to approve his compensation as set forth in the Proxy Statement.”

“RESOLVED, any and all new directors appointed by the Board (if any) following September 27, 2023 and until the conclusion of the Meeting be, and they hereby are, removed from the Board, effective immediately.”

The approval of all resolutions under Proposal 1 requires the affirmative vote of shareholders present at the Meeting, in person or by proxy, and holding Ordinary Shares of the Company amounting in the aggregate to at least a majority of the votes actually cast by shareholders with respect to such proposal (a “Simple Majority”).

PROPOSAL 2

To APprove entry into INDEMNIFICATION AND EXCULPATION AGREEMENTS AND PROVIDE DIRECTORS’ AND OFFICERS’ LIABILITY INSURANCE COVERAGE TO ALL NEW DIRECTOR NOMINEES IN THE FORM ACCEPTABLE IN THE COMPANY AND GRANTED TO CURRENT BOARD MEMBERS OF THE COMPANY

Subject to the dismissal of the Dismissed Directors and the appointment of the New Director Nominees in their stead, we propose to approve all New Director Nominees, to benefit from the indemnification and exculpation agreement, substantially in the form of those that the Company previously entered into with the Company’s members of the Board, as well as from the Company’s directors’ and officers’ liability insurance policy, as in effect from time to time.

It is recommended to adopt the following resolutions:

“RESOLVED, to approve the entry into indemnification and exculpation agreements and provide liability insurance coverage to all New Director Nominees as currently provided to the current directors of the Company.”

The approval of proposal 2 on the agenda requires the affirmative vote of a Simple Majority (as defined above).

Exhibit G

Position Statement

September 29, 2023

Check-Cap Ltd.

29 Abba Hushi Avenue, P.O. Box 1271

Isfiya 3009000, Israel

Attention: The Board of Directors (the “Board”)

Re: Position Statement – Special General Meeting of Check-Cap Ltd.

Dear Sir/Madam,

On the date hereof, Symetryx Corporation (“Symetryx” or “we”) sent a letter (the “Letter”) to you demanding that, as required by the Israeli Companies Law, 5759-1999 (the “Companies Law”) Check-Cap Ltd. (the “Company” or “Check-Cap”) call an Special General Meeting of its shareholders (the “Meeting”). We respectfully submit this position statement in connection with the items to be included on the agenda for the Meeting as stipulated in the Letter.

Based on the above and the information appearing in the 6-K submitted by the Company to the U.S. Securities and Exchange Commission (the “SEC”) on August 4, 2023, Symetryx holds approximately 5.1% of the voting rights of the Company as of September 21, 2023, as reflected in the Letter, and, acting in the best interest of the Company and its shareholders, seeks to cause the Company to convene the Meeting to allow the shareholders of the Company to vote upon resolutions designed, inter-alia, to improve the Company’s corporate governance by way of dismissing five (5) current Company’s directors from office and accordingly appointing five (5) new directors proposed by Symetryx to replace them. We believe this action is required in order to protect shareholders’ interests, particularly due to the following key reasons:

▪	Company’s existing board of directors’ (the “Board”) is making irrational and unreasonable business decisions and fails to oversight Company’s management. This is demonstrated, inter alia, by the following:

○	As set forth in the Company’s 6-K filing of August 14, 2023 on August 16, 2023, the Company entered into a business combination agreement (the “BCA”) with Keystone Dental Holdings, Inc. (“Keystone”), and affiliated entities.

○	The BCA is lacking any rational synergies. Keystone is a traditional manufacturing company, which is fundamentally misaligned with the needs and expectations of the Company’s shareholders, who believed and invested in the Company’s innovative high-growth technology.

○	While providing very little information and guidance as to the prospective of the merged business (including, without limitation, Keystone’s Compounded Annual Growth Rate) the BCA provides Keystone with a $225,000,000 valuation, which we view as inflated and unrealistic due to Keystone revenues for 2022 and given the pessimistic prospective growth. We have high concerns that Company and its management are not fulfilling their obligations to protect shareholder value in a transaction which will be excessively dilutive with no real long - term provided synergy.

○	The BCA and the press release provided in connection thereto provide no clarity as to the future of the Company’s IP, which we view as very concerning.

○	We are confident in our ability to quickly locate solid third - party partner to engage an alternative transaction which will adequately reflect shareholders value and are intended to secure long-term strategy and growth for the Company.

○	The Company’s cash burn rate which is expected to be over $15,000,000 from June through the BCA consummation date while the Company is effectively not conducting any business - is highly excessive and raises major concerns. Our proposed highly experienced directors will be able to cut down on the such excessive burn rate, substantially reduce it and help the Company to navigate through these uncertain times.

1.	Our Position on Proposal 1 - to dismiss all of Check-Cap’s directors from office and to appoint new directors in each of their place, and to approve their compensation

We recommend that the Check-Cap shareholders adopt the following resolutions:

“RESOLVED, to dismiss Mr. Steven Hanley from the Board effective immediately and to appoint William Vozzolo in his place to serve until the next general annual meeting of shareholders, and to approve his compensation as set forth in the Proxy Statement.”

“RESOLVED, to dismiss Ms. Clara Ezed from the Board effective immediately and to appoint Avital Shafran in her place to serve until the next general annual meeting of shareholders, and to approve his compensation as set forth in the Proxy Statement.”

“RESOLVED, to dismiss Dr. Mary Jo Gorman from the Board effective immediately and to appoint Lilian Malczewski in her place to serve until the next general annual meeting of shareholders, and to approve his compensation as set forth in the Proxy Statement.”

“RESOLVED, to dismiss Mr. XiangQian (XQ) Lin from the Board effective immediately and to appoint Jordan Lipton in his place to serve until the next general annual meeting of shareholders, and to approve his compensation as set forth in the Proxy Statement.”

“RESOLVED, to dismiss Mr. Yuval Yanai from the Board effective immediately and to appoint Idan Ben Shitrit in his place to serve until the next general annual meeting of shareholders, and to approve his compensation as set forth in the Proxy Statement.”

“RESOLVED, any and all new directors appointed by the Board (if any) following September 27, 2023 and until the conclusion of the Meeting be, and they hereby are, removed from the Board, effective immediately.”

2.	Our Position on Proposal 2 - to approve the entry into indemnification and exculpation agreements and provide Directors’ and Officers’ liability insurance coverage to the director nominees in the form acceptable in the Company and granted to current Board members of the Company.

We recommend that the Check-Cap shareholders to adopt the following resolution:

“RESOLVED, to approve the entry into indemnification and exculpation agreements and provide liability insurance coverage to the director nominees as currently provided to the current directors of the Company.”

We believe that our proposals set forth in the enclosed Letter will help effect a long-overdue change to the Check-Cap Board, and importantly, help to align the Check-Cap Board with shareholders’ interests to maximize value.

This Position Statement should not be construed to prejudice any of our claims, rights, arguments, demands, grounds and/or remedies under any contract, the Articles of Association and/or law.